                                                                  EXHIBIT 99.14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference of our report dated September 11, 2003 appearing in the annual report of MFS Government Mortgage Fund for the year ended July 31, 2003 (one of a series constituting MFS Series Trust X) and our report dated April 15, 2004 appearing in the annual report of MFS Government Securities Fund for the year ended February 29, 2004, in the combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of MFS Government Securities Fund.

We also consent to the references to us under the captions "Independent Registered Public Accountants" in such combined Proxy/Prospectus and the Statement of Additional Information which is also part of such Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 23, 2004